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                                                                       EXHIBIT 9

April 26, 2005

Security Benefit Life Insurance Company
One Security Benefit Place
Topeka, KS 66636-0001

Subj: SBL Variable Annuity Account XIV

Dear Sir or Madam:

This letter is with reference to the Registration Statement of SBL Variable Annuity Account XIV of which Security Benefit Life Insurance Company (hereinafter "SBL") is the Depositor. Said Registration Statement is being filed with the Securities and Exchange Commission for the purpose of registering the variable annuity contract issued by SBL and the interests in SBL Variable Annuity Account XIV under such variable annuity contract which will be sold pursuant to an indefinite registration.

I have examined the Articles of Incorporation and Bylaws of SBL, minutes of the meetings of its Board of Directors and other records, and pertinent provisions of the Kansas insurance laws, together with applicable certificates of public officials and other documents which I have deemed relevant. Based on the foregoing, it is my opinion that:

1. SBL is duly organized and validly existing as a stock life insurance company under the laws of Kansas.

2. SBL Variable Annuity Account XIV has been validly created as a Separate Account in accordance with the pertinent provisions of the insurance laws of Kansas.

3. SBL has the power, and has validly and legally exercised it, to create and issue the variable annuity contract which is administered within and by means of SBL Variable Annuity Account XIV.

4. The amount of the variable annuity contract to be sold pursuant to the indefinite registration, when issued, will represent binding obligations of SBL in accordance with their terms providing said contract was issued for the considerations set forth therein and evidenced by appropriate policies and certificates.

I hereby consent to the inclusion in the Registration Statement of my foregoing opinion.

Respectfully submitted,

/s/ Amy J. Lee
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Amy J. Lee
Associate General Counsel and Vice President
Security Benefit Life Insurance Company